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                     March 13, 2024

       Mark Labay
       Chief Financial Officer
       Everi Holdings Inc.
       7250 S. Tenaya Way, Suite 100
       Las Vegas, Nevada 89113

                                                        Re: Everi Holdings Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-32622

       Dear Mark Labay:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services